(a)  United States Patent No. 5,336,870

Thomas S. Hughes, et al., August 9, 1994

System for remote purchase payment transactions and remote bill payments

                               Abstract

It is the object of this invention to provide a terminal and system to allow debit and credit card holders the ability to conveniently perform various transactions from their home or office. The terminal is a single device, which has an alphabetic QWERTY keyboard, a numeric touch tone type keypad, miscellaneous other keys, a magnetic card reader, a display, a printer, a modem, and a serial port. The terminal firmware supports various financial transactions including: purchase payment, bill payment, and settlement review. The terminal supports initialization, encryption, transaction generation, transaction transmission and data reception from a host system and receipt printing. A local data base including a transaction log and a profile list are maintained in the terminal memory . The transaction log stores purchase payment information and is stored as a stack and the profile list has entries for each specific bill pay account.

(b)  United States Patent No. 5,809,143

Thomas S. Hughes, September 15, 1998

Secure keyboard

                               Abstract

Apparatus and methods are provided for transacting secure purchase and bill payment transactions. A method for transacting a secure purchase via an internet using a system including a computer, a first communication device coupled to the computer and to the internet, and a secure keyboard, the secure keyboard including a controller, an interface between the controller and the computer, a removable media interface, an alphanumeric keypad, an encryption device, and a second communication device coupled to a secure host, includes the steps of browsing the internet via the first communication device, retrieving item data for a purchase from the internet via the first communication device, accessing information from removable media using the removable media interface, the information including a user identifier and an issuer identifier, entering a personal identifier number (PIN) on the alphanumeric keypad, encrypting the PIN using the encryption device, sending to the secure host via the second communication device, the information, the item data, and the encrypted PIN , the secure host blocking the information and the PIN from the internet, the secure host requesting authorization from a bank system for making the purchase using the information and PIN , proceeding with the purchase if the secure host receives from the bank system a bank authorization for the purchase, otherwise canceling the purchase, the secure host sending purchase transaction data to the secure keyboard via the second communication device, and the secure keyboard printing a purchase transaction receipt.

(c)  United States Patent No. 5,754,655

Thomas S. Hughes et al., May 19,1998

System for remote purchase payment and remote bill payment transactions

                                 Abstract

A terminal is provided for allowing a user to conduct remote purchase payment and remote bill payment transactions with a remote host computer. In one embodiment, the terminal includes a QWERTY alphabetic keyboard (14), a numeric keypad (16), a magnetic card reader (54), a display (12), a printer (52), a modem (338), an earphone 402, a microphone 404, and a cellular phone 408 all integral to the terminal. A controller is included for operating the terminal and communicating with the remote host computer system via the modem, the controller coupled to the QWERTY alphabetic keyboard (14), the numeric keyboard (16), the magnetic card reader (54), the display (12), the printer (52), and the modem (338). A memory (332) is coupled to the controller for storing a transaction log of purchase payment transactions, each purchase payment transaction in the transaction log comprising a date and a time of purchase payment transaction, an amount of the purchase payment transaction, information identifying a merchant, information identifying an item or service purchased, and data for identifying the transaction.